Exhibit 99

U.S. Xpress Enterprises Reports Fourth Quarter 2019 Results

CHATTANOOGA, Tenn.--(BUSINESS WIRE)-- U.S. Xpress Enterprises, Inc. (NYSE:USX) (the “Company”) today announced results for the fourth quarter of 2019.

Fourth Quarter 2019 Highlights

•	Operating revenue of $449.6 million compared to $469.2 million in the fourth quarter of 2018
•	Operating income of $1.4 million compared to $21.1 million in the fourth quarter of 2018
•	Operating ratio of 99.7% compared to 95.5% in the fourth quarter of 2018
•
Net loss attributable to controlling interest of $9.6 million, or $0.20 per diluted share, included a $6.8 million, or $0.14 per share, write off of an equity method investment compared to Net income attributable to controlling interest of $7.0 million in the fourth quarter of 2018

•	Adjusted net loss attributable to controlling interest, a non-GAAP measure, of $2.8 million, or $.05 per diluted share, compared to Adjusted net income of $19.5 million in the fourth quarter of 2018
Fourth Quarter Financial Performance

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating revenue	$449,633	$469,222	$1,707,361	$1,804,915
Revenue, excluding fuel surcharge	$405,288	$422,530	$1,538,450	$1,622,083
Operating income	$1,363	$21,142	$26,070	$78,906
Adjusted operating income[1]	$1,202	$31,835	$29,839	$96,036
Operating ratio	99.7%	95.5%	98.5%	95.6%
Adjusted operating ratio[1]	99.7%	92.5%	98.1%	94.1%
Net income (loss) attributable to controlling interest	$(9,594)	$6,997	$(3,647)	$24,899
Adjusted net income (loss) attributable to controlling interest[1]	$(2,820)	$19,494	$6,228	$48,066
Earnings (losses) per diluted share	$(0.20)	$0.14	$(0.07)	$0.83
Adjusted earnings (losses) per diluted share[1]	$(0.05)	$0.39	$0.12	$1.59

Eric Fuller, President and CEO, commented, “Our fourth quarter results were impacted by the continued challenging market conditions experienced through much of 2019, posing a headwind to our financial results. Despite the market backdrop, I am very encouraged with the many successes that our team achieved this past year, as we made significant progress advancing our strategic initiatives focused on delivering improved efficiency. One area of focus is to continue to engineer the company to provide for a future of advanced technology, automation and high optimization. Our team has made real strides digitizing our systems to reduce the number of manual decisions made on a daily basis.  We also made strong progress in our goal of delivering a ‘frictionless order’.  When complete, we will significantly reduce the level of repetitive work required by our drivers and, as a result, allow them to spend more of their time moving freight and servicing our customers.”

Enterprise Update

Operating revenue was $449.6 million, a decrease of $19.6 million compared to the fourth quarter of 2018. Excluding revenue from the Company’s Mexico operations, which were discontinued in January 2019, operating revenue decreased $6.0 million. The decrease was primarily attributable to a decrease of $10.7 million in Brokerage revenue partially offset by increased volumes in our truckload division.

Operating income for the fourth quarter of 2019 was $1.4 million compared to $21.1 million in the fourth quarter of 2018. Operating ratio for the fourth quarter of 2019 was 99.7% compared to 95.5% in the prior year quarter.

Net loss attributable to controlling interest for the fourth quarter of 2019 was $9.6 million compared to Net income attributable to controlling interest of $7.0 million in the prior year quarter. The fourth quarter of 2019 included a $6.8 million impairment charge of an equity method investment. Our adjusted net loss attributable to controlling interest excluding this charge was $2.8 million or $.05 per share.

Truckload Segment

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Over the road
Average revenue per tractor per week*	$3,517	$3,919	$3,558	$3,917
Average revenue per mile*	$1.949	$2.103	$1.949	$2.041
Average revenue miles per tractor per week	1,805	1,864	1,825	1,919
Average tractors	3,835	3,525	3,712	3,562
Dedicated
Average revenue per tractor per week*	$4,032	$3,869	$4,007	$3,717
Average revenue per mile*	$2.398	$2.329	$2.375	$2.259
Average revenue miles per tractor per week	1,681	1,661	1,687	1,645
Average tractors	2,828	2,770	2,727	2,701
Consolidated
Average revenue per tractor per week*	$3,735	$3,897	$3,748	$3,831
Average revenue per mile*	$2.132	$2.196	$2.122	$2.127
Average revenue miles per tractor per week	1,752	1,775	1,767	1,801
Average tractors	6,663	6,295	6,439	6,263
* Excluding fuel surchage revenues
The above table excludes revenue, miles and tractors for services performed in Mexico.

Mr. Fuller said, “Our Dedicated division continued to perform very well in the fourth quarter having delivered its third consecutive quarter of record productivity. We were pleased that average revenue per tractor per week remained above $4,000, while we grew the truck count in this division by 2.9% sequentially. The execution in Dedicated through the year has been excellent and consistent with our long-term strategy, which is to continue to grow the business over time as attractive opportunities arise.”

In the Over-the-Road division, the persistent oversupply of tractors relative to market demand continued to pressure spot pricing lower by more than 30% compared to the prior year quarter and overshadowed the efficiency gains that we experienced across parts of our operations. Average revenue per tractor per week declined 10.3% compared with the fourth quarter of 2018. Average revenue per mile decreased 7.3% compared with the 2018 quarter, while average revenue miles per tractor per week decreased 3.2%.

The Dedicated division’s average revenue per tractor per week increased $163 per tractor per week, or 4.2% compared to the fourth quarter of 2018 on a 2.9% increase in average revenue per mile and higher miles per tractor. We continue to see consistent results in our Dedicated division despite the current adverse market conditions.

Brokerage Segment

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Brokerage revenue	$54,130	$64,855	$185,867	$242,817
Gross margin %	7.2%	13.9%	12.9%	13.4%
Load Count	42,208	43,484	142,362	167,760

The Brokerage segment continues to provide additional selectivity for the Company’s assets to optimize yield, while at the same time offering more capacity solutions to customers. Brokerage segment revenue decreased to $54.1 million in the fourth quarter of 2019 compared to $64.9 million in the fourth quarter of 2018, primarily as a result of decreased revenue per load.  Brokerage operating loss was $2.0 million in the fourth quarter of 2019 as compared to operating income of $3.0 million in the year ago quarter.

Liquidity and Capital Resources
During the quarter the Company closed on a new $250 million credit facility. The former facility was fully paid off with proceeds of new facility and contemporaneous real estate and equipment financings. The refinancing supports several goals including improved pricing, the ability to grow the borrowing base with the business, and additional flexibility to execute the plan to convert a significant portion of our fleet from operating lease financing to owned financing over time.

As of December 2019, we had $123.0 million of liquidity (defined as cash plus availability under the Company’s revolving credit facility), $390.4 million of net debt (defined as long-term debt, including current maturities, less cash balances), and $230.8 million of total stockholders' equity. Capital expenditures, net of proceeds, related primarily to tractors and trailers were $81.6 million for 2019, excluding equipment financed under operating leases. We had approximately $20.0 million of net capital expenditures close in early January, which were originally planned to close in December. Had this transaction closed in December our capital expenditures would have approximated $100.0 million for the year.  In addition, as previously disclosed, we refinanced our primary credit agreement in January 2020.  Following expected post-closing perfection actions, liquidity under the new facility is expected to be over $100 million.

Outlook

The Company’s baseline assumptions for 2020 include slow growth in industry-wide truckload shipments, a continued reduction of total truckload capacity from the market, which is expected to drive an inflection in pricing later in the year, and relatively benign cost inflation. The first quarter is generally our weakest quarter of the year as we experience lower revenue per tractor and higher costs than the other quarters due to seasonal freight fluctuations and harsher operating conditions. While we see positive trends in certain areas, there continues to be uncertainty in the short-term environment, which will impact the actual sequential margin deterioration in the first quarter. We continue to believe that market conditions will improve in the back half 2020. The timing and magnitude of market changes will have a significant impact on our quarterly results given our substantial operating leverage.

Conference Call

The Company will hold a conference call to discuss its fourth quarter results at 8:30 a.m. (Eastern Time) on February 6, 2020.  The conference call can be accessed live over the by phone dialing 1-877-423-9813 or, for international callers, 1-201-689-8573 and requesting to be joined to the U.S. Xpress Fourth Quarter 2019 Earnings Conference Call. A replay will be available starting at 11:30 a.m. (Eastern Time) on February 6, 2020, and can be accessed by dialing 1-844-512-2921 or, for international callers, 1-412-317-6671. The passcode for the replay is 13698255. The replay will be available until 11:59 p.m. (Eastern Time) on February 13, 2020.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investor.usxpress.com. The online replay will remain available for a limited time beginning immediately following the call. Supplementary information for the conference call will also be available on this website.

(1) Non-GAAP Financial Measures

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS (on a consolidated and, as applicable, segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. Further, management uses non-GAAP Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. You should not consider the non-GAAP measures used herein in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS to the most comparable GAAP financial measures at the end of this press release.

About U.S. Xpress Enterprises

Founded in 1985, U.S. Xpress Enterprises, Inc. is the nation’s fifth largest asset-based truckload carrier by revenue, providing services primarily throughout the United States. We offer customers a broad portfolio of services using our own truckload fleet and third‐party carriers through our non‐asset‐based truck brokerage network. Our modern fleet of tractors is backed up by a team of committed professionals whose focus lies squarely on meeting the needs of our customers and our drivers.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “strategy,” “target,” “optimistic,” “focus,” “continue,” “will,” “could,” “should,” “may,” and similar terms and phrases. In this press release, such statements may include, but are not limited to, statements in the "Outlook" section, statements regarding the freight environment, expected operating ratio or adjusted operating ratio, the expected impact of our driver, frictionless order and other initiatives,and any other statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, intermodal, and brokerage (including digital brokerage) competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s Department of Transportation safety rating; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; in relation to exiting our fixed cost investment in U.S.-Mexico cross border business, the actual costs of severance, leased vehicle turn-in, equipment repositioning, and other expenses associated with exiting the operations; the impact of supply and demand on availability and pricing of replacement loads for tractors in our U.S. network; the prices obtained for assets being disposed of; and the timing and amount of deferred consideration collected; our ability to adapt to changing market conditions and technologies; disruptions to our information technology; the cost of and our ability to effectively and efficiently implement technology initiatives; costs, diversion of management’s attention, and potential payments made in connection with the multiple class action lawsuits arising out of our IPO; and our ability to remediate several outstanding material weaknesses. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:
U.S. Xpress Enterprises, Inc.
Brian Baubach
Sr. Vice President Corporate Finance and Investor Relations
investors@usxpress.com
Source: U.S. Xpress Enterprises, Inc.

Condensed Consolidated Income Statements (unaudited)
	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2019	2018	2019	2018
Operating Revenue:
Revenue, excluding fuel surcharge	$405,288	$422,530	$1,538,450	$1,622,083
Fuel surcharge	44,345	46,692	168,911	182,832
Total operating revenue	449,633	469,222	1,707,361	1,804,915
Operating Expenses:
Salaries, wages and benefits	140,914	135,252	530,885	535,994
Fuel and fuel taxes	48,062	54,009	189,800	227,525
Vehicle rents	23,039	19,727	80,064	78,639
Depreciation and amortization, net of (gain) loss	19,839	24,558	94,337	97,954
Purchased transportation	132,572	131,756	481,589	481,945
Operating expense and supplies	30,956	28,662	118,394	118,064
Insurance premiums and claims	25,770	20,612	88,959	85,075
Operating taxes and licenses	3,737	3,701	13,849	14,133
Communications and utilities	2,269	2,426	8,928	9,575
Gain on sale of subsidiary	(161)	-	(831)	-
Impairment of assets held for sale	-	10,693	-	10,693
General and other operating	21,273	16,684	75,317	66,412
Total operating expenses	448,270	448,080	1,681,291	1,726,009
Operating Income	1,363	21,142	26,070	78,906
Other Expenses (Income):
Interest Expense, net	5,269	5,095	21,635	34,866
Early extinguishment of debt	-	-	-	7,753
Equity in loss of affiliated companies	6,793	131	7,063	381
Other, net	-	101	26	136
Impairment in equity method investments	-	1,804	-	1,804
	12,062	7,131	28,724	44,940
Income (Loss) Before Income Taxes	(10,699)	14,011	(2,654)	33,966
Income Tax Provision (Benefit)	(1,114)	6,779	389	7,860
Net Income (Loss)	(9,585)	7,232	(3,043)	26,106
Net Income (Loss) attributable to non-controlling interest	9	235	604	1,207
Net Income (Loss) attributable to controlling interest	$(9,594)	$6,997	$(3,647)	$24,899

Income (Loss) Per Share
Basic earnings (losses) per share	$(0.20)	$0.14	$(0.07)	$0.84
Basic weighted average shares outstanding	49,022	48,319	48,788	29,470
Diluted earnings (losses) per share	$(0.20)	$0.14	$(0.07)	$0.83
Diluted weighted average shares outstanding	49,022	49,466	48,788	30,133

Condensed Consolidated Balance Sheets (unaudited)
	December 31,	December 31,
(in thousands)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$5,687	$9,892
Customer receivables, net of allowance of $63 and $59, respectively	183,706	190,254
Other receivables	15,253	20,430
Prepaid insurance and licenses	11,326	11,035
Operating supplies	7,193	7,324
Assets held for sale	17,732	33,225
Other current assets	15,831	13,374
Total current assets	256,728	285,534
Property and equipment, at cost	880,101	898,530
Less accumulated depreciation and amortization	(388,318)	(379,813)
Net property and equipment	491,783	518,717
Other assets:
Operating lease right-of-use assets	276,618	-
Goodwill	57,708	57,708
Intangible assets, net	27,214	28,913
Other	30,058	19,615
Total other assets	391,598	106,236
Total assets	$1,140,109	$910,487
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$68,918	$63,808
Book overdraft	1,313	-
Accrued wages and benefits	24,110	24,960
Claims and insurance accruals	51,910	47,442
Other accrued liabilities	9,127	8,120
Liabilities associated with assets held for sale	-	6,856
Current portion of operating leases	69,866	-
Current maturities of long-term debt and finance leases	80,247	113,094
Total current liabilities	305,491	264,280
Long-term debt and finance leases, net of current maturities	315,797	312,819
Less debt issuance costs	(1,223)	(1,347)
Net long-term debt and finance leases	314,574	311,472
Deferred income taxes	20,692	19,978
Long term liabilites associated with assets held for sale	-	8,353
Other long-term liabilities	5,249	7,713
Claims and insurance accruals, long-term	56,910	60,304
Noncurrent operating lease liability	206,357	-
Commitments and contingencies	-	-
Stockholders' Equity:
Common Stock	490	484
Additional paid-in capital	250,700	251,742
Accumulated deficit	(20,982)	(17,335)
Stockholders' equity	230,208	234,891
Noncontrolling interest	628	3,496
Total stockholders' equity	230,836	238,387
Total liabilities and stockholders' equity	$1,140,109	$910,487

Condensed Consolidated Cash Flow Statements (unaudited)
	Year Ended December 31,
(in thousands)	2019	2018
Operating activities
Net income (loss)	$(3,043)	$26,106
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Early extinguishment of debt	-	7,753
Deferred income tax provision	714	5,691
Impairments of assets held for sale and equity method investments	-	12,497
Equity in loss of affiliated company	7,063	381
Depreciation and amortization	90,484	90,831
Losses on sale of property and equipment	3,853	7,123
Share based compensation	3,846	2,248
Other	660	(9,876)
Gain on sale of subsidiary	(831)	-
Changes in operating assets and liabilities
Receivables	7,149	(8,972)
Prepaid insurance and licenses	70	(4,006)
Operating supplies	(3,294)	725
Other assets	(7,790)	(3,438)
Accounts payable and other accrued liabilities	5,572	(21,020)
Accrued wages and benefits	(704)	6,304
Net cash provided by operating activities	103,749	112,347
Investing activities
Payments for purchases of property and equipment	(151,751)	(223,939)
Proceeds from sales of property and equipment	77,966	55,370
Other	(2,000)	2,480
Proceeds from sale of subsidiary, net of cash	(5,845)	-
Net cash used in investing activities	(81,630)	(166,089)
Financing activities
Borrowings under lines of credit	107,300	292,332
Payments under lines of credit	(107,300)	(321,665)
Borrowings under long-term debt	106,341	362,013
Payments of long-term debt and finance leases	(136,228)	(504,180)
Payments of financing costs	(190)	(4,166)
Proceeds from IPO, net of issuance costs	-	246,616
Net proceeds from issuance of common stock under ESPP	349	-
Tax withholding related to net share settlement of restricted stock awards	(44)	-
Purchase of noncontrolling interest	(8,659)	-
Payments of long-term consideration for business acquisition	(990)	(1,010)
Repurchase of membership units	-	(217)
Book overdraft	1,313	(3,537)
Net cash (used in) provided by financing activities	(38,108)	66,186
Change in cash balances of assets held for sale	11,784	(11,784)
Net change in cash and cash equivalents	(4,205)	660
Cash and cash equivalents
Beginning of year	9,892	9,232
End of period	$5,687	$9,892

Key Operating Factors & Truckload Statistics (unaudited)

	Quarter Ended December 31,		%	Year Ended December 31,		%
	2019	2018	Change	2019	2018	Change
Operating Revenue:
Truckload[1]	$351,158	$357,675	-1.8%	$1,352,583	$1,379,266	-1.9%
Fuel Surcharge	44,345	46,692	-5.0%	168,911	182,832	-7.6%
Brokerage	54,130	64,855	-16.5%	185,867	242,817	-23.5%
Total Operating Revenue	$449,633	$469,222	-4.2%	$1,707,361	$1,804,915	-5.4%

Operating Income (Loss):
Truckload	$3,382	$18,138	-81.4%	$24,071	$69,088	-65.2%
Brokerage	$(2,019)	$3,004	-167.2%	$1,999	$9,818	-79.6%
	$1,363	$21,142	-93.6%	$26,070	$78,906	-67.0%

Operating Ratio:
Operating Ratio	99.7%	95.5%	4.4%	98.5%	95.6%	3.0%
Adjusted Operating Ratio[2]	99.7%	92.5%	7.8%	98.1%	94.1%	4.2%

Truckload Operating Ratio	99.1%	95.5%	3.8%	98.4%	95.6%	2.9%
Adjusted Truckload Operating Ratio[2]	99.1%	91.9%	7.8%	97.9%	93.7%	4.5%
Brokerage Operating Ratio	103.7%	95.4%	8.7%	98.9%	96.0%	3.0%

Truckload Statistics:[3]
Revenue Per Mile[1]	$2.132	$2.196	-2.9%	$2.122	$2.127	-0.2%

Average Tractors -
Company Owned	4,808	4,708	2.1%	4,681	4,880	-4.1%
Owner Operators	1,855	1,587	16.9%	1,758	1,383	27.1%
Total Average Tractors	6,663	6,295	5.8%	6,439	6,263	2.8%

Average Revenue Miles Per Tractor Per Week	1,752	1,775	-1.3%	1,767	1,801	-1.9%

Average Revenue Per Tractor Per Week[1]	$3,735	$3,897	-4.2%	$3,748	$3,831	-2.2%

Total Miles	171,351	161,605	6.0%	658,705	645,829	2.0%

Total Company Miles	120,322	118,819	1.3%	466,821	493,420	-5.4%

Total Independent Contractor Miles	51,029	42,786	19.3%	191,884	152,409	25.9%

Independent Contractor fuel surcharge	12,275	11,953	2.7%	46,862	41,898	11.8%

[1] Excluding fuel surcharge revenues
[2] See GAAP to non-GAAP reconciliation in the schedules following this release.
[3] Excludes revenue, miles and tractors for services performed in Mexico.

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
GAAP Presentation:
Total revenue	$449,633	$469,222	$1,707,361	$1,804,915
Total operating expenses	(448,270)	(448,080)	(1,681,291)	(1,726,009)
Operating income	$1,363	$21,142	$26,070	$78,906
Operating ratio	99.7%	95.5%	98.5%	95.6%

Non-GAAP Presentation
Total revenue	$449,633	$469,222	$1,707,361	$1,804,915
Fuel surcharge	(44,345)	(46,692)	(168,911)	(182,832)
Revenue, excluding fuel surcharge	405,288	422,530	1,538,450	1,622,083

Total operating expenses	448,270	448,080	1,681,291	1,726,009
Adjusted for:
Fuel surcharge	(44,345)	(46,692)	(168,911)	(182,832)
Mexico transition costs[1]	-	-	(4,600)	-
Gain on sale of subsidiary[2]	161	-	831	-
IPO related costs[3]	-	-	-	(6,437)
Impairment of assets held for sale[4]	-	(10,693)	-	(10,693)
Adjusted operating expenses	404,086	390,695	1,508,611	1,526,047
Adjusted Operating Income	$1,202	$31,835	$29,839	$96,036
Adjusted operating ratio	99.7%	92.5%	98.1%	94.1%

[1]During the year ended December 31, 2019, we incurred expenses related to the exit of our Mexico business totaling $4,600.
[2]During the fourth quarter and year ending December 31, 2019, we recognized a gain on the sale of our Mexico business totaling $161 and 831.
[3]During the second quarter of 2018, we incurred one time expenses for the IPO related to pay out of our SAR program and deal bonuses totaling $6,437.
[4]During the fourth quarter of 2018, we incurred an impairment charge related to the exit of our U.S.- Mexico cross border business.

Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Truckload GAAP Presentation:
Total Truckload revenue	$395,503	$404,367	$1,521,494	$1,562,098
Total Truckload operating expenses	(392,121)	(386,229)	(1,497,423)	(1,493,010)
Truckload operating income	$3,382	$18,138	$24,071	$69,088
Truckload operating ratio	99.1%	95.5%	98.4%	95.6%

Truckload Non-GAAP Presentation
Total Truckload revenue	$395,503	$404,367	$1,521,494	$1,562,098
Fuel surcharge	(44,345)	(46,692)	(168,911)	(182,832)
Revenue, excluding fuel surcharge	351,158	357,675	1,352,583	1,379,266

Total Truckload operating expenses	392,121	386,229	1,497,423	1,493,010
Adjusted for:
Fuel surcharge	(44,345)	(46,692)	(168,911)	(182,832)
Mexico transition costs[1]	-	-	(4,600)	-
Gain on sale of subsidiary[2]	161	-	831	-
IPO related costs[3]	-	-	-	(6,437)
Impairment of assets held for sale[4]	-	(10,693)	-	(10,693)
Truckload Adjusted operating expenses	347,937	328,844	1,324,743	1,293,048
Truckload Adjusted operating income	$3,221	$28,831	$27,840	$86,218
Truckload Adjusted operating ratio	99.1%	91.9%	97.9%	93.7%

[1]During the year ended December 31, 2019, we incurred expenses related to the exit of our Mexico business totaling $4,600.
[2]During the fourth quarter and year ending December 31, 2019, we recognized a gain on the sale of our Mexico business totaling $161 and 831.
[3]During the second quarter of 2018, we incurred one time expenses for the IPO related to pay out of our SAR program and deal bonuses totaling $6,437.
[4]During the fourth quarter of 2018, we incurred an impairment charge related to the exit of our U.S.- Mexico cross border business.

Non-GAAP Reconciliation - Adjusted Net Income and EPS (unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2019	2018	2019	2018
GAAP: Net income (loss) attributable to controlling interest	$(9,594)	$6,997	$(3,647)	$24,899
Adjusted for:
Income tax provision (benefit)	(1,114)	6,779	389	7,860
Income (loss) before income taxes attributable to controlling interest	$(10,708)	$13,776	$(3,258)	$32,759
Mexico transition costs[1]	-	-	4,600	-
Gain on sale of subsidiary[2]	(161)	-	(831)	-
Impairment of assets held for sale and other equity method investments3&4	6,793	12,497	7,063	12,497
Debt extinguishment costs in conjunction with IPO[5]	-	-	-	7,753
IPO-related costs[6]	-	-	-	6,437
Adjusted income (loss) before income taxes	(4,076)	26,273	7,574	59,446
Adjusted income tax provision (benefit)	(1,256)	6,779	1,346	11,380
Non-GAAP: Adjusted net income (loss) attributable to controlling interest	$(2,820)	$19,494	$6,228	$48,066

GAAP: Earnings per diluted share	$(0.20)	$0.14	$(0.07)	$0.83
Adjusted for:
Income tax (benefit) expense attributable to controlling interest	(0.02)	0.14	0.01	0.26
Income (loss) before income taxes attributable to controlling interest	$(0.22)	$0.28	$(0.06)	$1.09
Mexico transition costs[1]	-	-	0.09	-
Gain on sale of subsidiary[2]	-	-	(0.02)	-
Impairment of assets held for sale and other equity method investments3&4	0.14	0.25	0.14	0.41
Debt extinguishment costs in conjunction with IPO[5]	-	-	-	0.26
IPO-related costs[6]	-	-	-	0.21
Adjusted income (loss) before income taxes	(0.08)	0.53	0.15	1.97
Adjusted income tax provision (benefit)	(0.03)	0.14	0.03	0.38
Non-GAAP: Adjusted net income (loss) attributable to controlling interest	$(0.05)	$0.39	$0.12	$1.59

[1]During the year ended December 31, 2019, we incurred expenses related to the exit of our Mexico business totaling $4,600.
[2]During the fourth quarter and year ending December 31, 2019, we recognized a gain on the sale of our Mexico business totaling $161 and $831.
[3]During the fourth quarter of 2019, we incurred impairment charges related to equity method investments in a former wholly owned subsidiary.
[4]During the fourth quarter of 2018, we incurred impairment charges related to the exit of our U.S.- Mexico cross border business and dispositions of other equity method investments.
5In connection with our June 2018 IPO, we recognized an early extinguishment of debt charge related to our then existing term loan.
[6]During the second quarter of 2018, we incurred one time expenses for the IPO related to pay out of our SAR program and deal bonuses totaling $6,437.

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